UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2009

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TEM 2.02     Results of Operations and Financial Condition.

On February 2, 2009, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s fourth quarter 2008 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 - Press Release dated February 2, 2009, regarding results for the fourth quarter of 2008.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: February 2, 2009	By: /s/	Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

FIRSTFED REPORTS PRELIMINARY RESULTS FOR THE FOURTH QUARTER OF 2008

Company increases loan loss provision and the Bank remains well-capitalized

Los Angeles, California, February 2, 2009 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced a net loss of $244.8 million or $17.91 per diluted share of common stock for the fourth quarter of 2008 compared to a net loss of $51.6 million or $3.77 per diluted share of common stock for the third quarter of 2008 and net income of $8.4 million or $0.61 per diluted share of common stock for the fourth quarter of 2007. The fourth quarter loss resulted primarily from a $220.0 million provision for loan losses and a $112.3 million valuation allowance recorded against the Company’s deferred tax assets.

The Bank’s risk-based capital ratio was 11.26% at December 31, 2008 and its core and tangible capital ratios were 5.35%, which were in excess of the 10% and 5% ratios, respectively, required by the Bank’s federal regulators to be considered “well capitalized”.

Chief Executive Officer Babette Heimbuch commented, “It has been a difficult year for the Bank due to both the continuing drop in California housing prices and the significant drop in employment in the fourth quarter. While non performing assets have stabilized, they are not decreasing as fast as we had hoped. We are focused on modifying our adjustable rate loans where possible so that borrower payments are affordable and stable.  We are pleased that, even though we significantly increased our loan loss reserves to respond to the current environment, we are still well capitalized.  That continues to be our primary goal.”

The $220.0 million loan loss provision was the result of continued high levels of loan delinquencies and foreclosures, further deterioration in the California real estate market and the significant increase in unemployment in the fourth quarter. In comparison, a $110.3 million provision for loan losses was recorded during the third quarter of 2008 and a $21.0 million loan loss provision during the fourth quarter of 2007. Loan charge-offs increased to $163.5 million during the fourth quarter of 2008 compared to $103.4 million during the third quarter of 2008 and $9.2 million during the fourth quarter of 2007.

The Company’s federal and state deferred tax assets increased significantly during 2008 due to the substantial increase in the Bank’s general loan valuation allowance. A $75 million valuation allowance was recorded during the fourth quarter of 2008 to reduce the federal deferred tax asset to the amount that can be realized through the carry back of tax losses to prior years’ federal tax returns. A $37.3 million valuation allowance was recorded during the fourth quarter of 2008 to fully reserve the state deferred tax asset because California does not allow loss carry backs. The total valuation allowance for the state deferred tax asset was $67.8 million as of December 31, 2008.

There is legislation pending in Congress that could increase the federal loss carry back period from two to five years. If the proposed legislation is enacted, of which there can be no assurance, the $75 million valuation allowance recorded against the Company’s federal deferred tax asset would no longer be required and the Bank’s risk-based and core capital ratios as of December 31, 2008 would have been 12.91% and 6.30%, respectively.

Non-accrual single family loans (loans greater than 90 days delinquent or in foreclosure) decreased to $403.8 million as of December 31, 2008 from $445.2 million as of September 30, 2008. In comparison, single family non-accrual loans were $179.7 million at December 31, 2007. Non-accrual loans as of December 31, 2008 include $137.6 million of severely delinquent single family loans that were written down to their net collateral value. There were no multi-family, commercial real estate or commercial business loans included in non-accrual loans as of December 31, 2008. Single family loans less than 90 days delinquent were $208.2 million at December 31, 2008 compared to $212.1 million at September 30, 2008 and $236.7 million at December 31, 2007.

The level of delinquent single family loans during 2008 was significantly impacted by adjustable rate mortgages that reached their maximum allowable negative amortization and required an increased payment. The Bank estimates that 1,741 loans with balances totaling approximately $802.3 million were scheduled to recast during 2008. Another 913 loans, with balances totaling $396.0 million, are scheduled to recast during 2009. In comparison, 1,801 loans with balances totaling approximately $823.0 million were scheduled to recast during 2007. The Bank is continuing its loan modification programs and actively reaching out to borrowers likely to face a recasted payment to encourage them to modify their loans before the recast date.

Total modified loans were $590.4 million as of December 31, 2008. Of these modified loans, $572.3 million were considered troubled debt restructurings (“TDRs”), net of valuation allowances of $46.7 million. Another $18.1 million in adjustable rate mortgages were modified as of December 31, 2008 but were not considered TDRs, and therefore no valuation allowances were established. Modified loans totaled $559.0 million as of September 30, 2008, $308.7 million at June 30, 2008, and $108.1 million at March 31, 2008. At December 31, 2007, the Bank had $1.8 million in modified loans.

Fourth quarter net earnings were also impacted by lower net interest income, which decreased by $17.5 million or 31% compared to the fourth quarter of 2007. Net interest income decreased due to higher liquid cash balances throughout the fourth quarter and lower interest rate spreads compared to the prior year. Net interest income for the fourth quarter decreased by $6.2 million or 14% compared to the third quarter of 2008.

On a year-to-date basis, the Company reported a net loss of $401.7 million or $29.39 per diluted share for the year ended December 31, 2008 compared to net income of $92.9 million or $6.00 per diluted share for the year ended December 31, 2007. The year-to-date loss was attributable to a $570.8 million loan loss provision, the $112.3 million valuation allowance recorded against the Company’s deferred tax assets and a 32% decrease in net interest income.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 4.97% or $326.9 million at December 31, 2008, an increase from 3.96% or $264.1 million at September 30, 2008. In comparison, loan loss allowances were 1.93% or $128.1 million as of December 31, 2007. Allowances allocated to single family loans were 7.13% of gross single family loans at December 31, 2008 compared to 5.50% at September 30, 2008.

The ratio of total non-performing assets to total assets ratio decreased to 7.00% at December 31, 2008 from 7.87% at September 30, 2008, but increased compared to 2.79% at December 31, 2007. The decrease from the third quarter of 2008 to the fourth quarter of 2008 was due to lower levels of single family non-accrual loans at the end of the fourth quarter and charge-offs of specific non-performing loans. The increase in total assets decreased the non-performing assets ratio by 0.09%.

Sales of real estate owned resulted in net gains of $951 thousand for the fourth quarter of 2008 and $8.3 million for the year ended December 31, 2008. The gains recorded during 2008 resulted from write downs recorded at the time of foreclosure which created gains upon the ultimate disposition of the properties. Offsetting these gains were additional write downs taken on real estate owned during their holding period which were charged against gains. The write downs amounted to $10.6 million for the fourth quarter and $23.8 million for the year ended December 31, 2008. In comparison, net losses of $1.4 million and $3.2 million were recorded during the fourth quarter and year ended December 31, 2007. Holding costs associated with foreclosed real estate totaled $5.7 million and $14.2 million during the fourth quarter and the year ended December 31, 2008 compared to $795 thousand and $1.5 million during the fourth quarter and the year ended December 31, 2007.

Net interest income was $39.6 million and $179.4 million during the fourth quarter and the year ended December 31, 2008 compared to $57.0 million and $264.1 million during the fourth quarter and the year ended December 31, 2007. Net interest income decreased during 2008 compared to 2007 due to lower net interest spreads. The interest rate spread decreased by 70 basis points during the fourth quarter of 2008 compared to the fourth quarter of 2007 and the interest rate spread decreased by 63 basis points during the year 2008 compared to the year 2007. The decreased spreads were primarily caused by interest lost on non-performing loans which lowered the loan yield by 72 basis points during the fourth quarter of 2008 and 87 basis points during the year 2008.

Loan originations were $272.5 million and $1.5 billion during the fourth quarter and the year ended December 31, 2008 compared to $370.9 million and $1.1 billion during the fourth quarter and the year ended December 31, 2007. Single family loans comprised 54% of loan originations during the fourth quarter of 2008 compared with 36% of loan originations during the fourth quarter of 2007. Multi-family and commercial real estate loans comprised 44% of loan originations during the fourth quarter of 2008 compared to 60% during the fourth quarter of 2007.

Total assets were $7.5 billion at December 31, 2008 compared to $7.2 billion at December 31, 2007. Due to the high level of liquidity on the Bank’s books as of December 31, 2008 and a decrease in loan payoffs in the second half of the year, total assets at December 31, 2008 increased slightly compared to the level at December 31, 2007.

Negative amortization, included in the balance of loans receivable, totaled $262.9 million at December 31, 2008 compared to $301.7 million at December 31, 2007. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Due to decreased interest rates in the indices underlying the Bank’s adjustable rate mortgages, negative amortization decreased by $26.7 million and $38.7 million for the fourth quarter and the year ended December 31, 2008. In comparison, negative amortization increased by $11.7 million and $85.9 million for the fourth quarter and the year ended December 31, 2007. Negative amortization as a percentage of all single family loans that allow negative amortization totaled 9.01% at December 31, 2008 compared to 7.68% at December 31, 2007.

The portfolio of adjustable single family loans with one-year fixed monthly payments totaled $2.2 billion at December 31, 2008 compared to $3.2 billion at December 31, 2007. The portfolio of adjustable single family loans with three-to-five year fixed monthly payments totaled $706.4 million at December 31, 2008 compared to $1.1 billion at December 31, 2007.

Non-interest expense was $28.2 million and $98.6 million for the fourth quarter and the year ended December 31, 2008 compared to $22.6 million and $83.5 million for the fourth quarter and the year ended December 31, 2007. The ratio of non-interest expense to average total assets was 1.52% and 1.36% for the fourth quarter and the year ended December 31, 2008 compared to 1.24% and 1.04% for the fourth quarter and the year ended December 31, 2007. The increase in non-interest expense during the fourth quarter of 2008 compared to the fourth quarter of 2007 was due primarily to increased professional service fees, holding costs on foreclosed real estate and increased federal deposit insurance costs.

The increase in non-interest expense during the year 2008 compared to the year 2007 was due to increased professional service costs, holding costs on foreclosed real estate, increased federal deposit insurance costs and increased occupancy costs associated with the opening of six new branches. Results for 2008 also include a $1.1 million lease write-off for the former corporate headquarters during the first quarter.

First Federal Bank of California operates 39 retail banking offices in Southern California. Six new retail branches were opened during the year of 2008. The Bank operates a central lending office in Los Angeles, California.

The preliminary, unaudited financial results included in this press release represent the Company’s best estimate, as of the date hereof, of its 2008 audited financial results. In accordance with GAAP, the Bank considers all facts and information that becomes available until the final audited financial statements are completed. The current volatile market for residential property, the changing employment environment and pending financial legislation could result in a change in these estimates between now and the date the audited financial statements are completed.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate and job markets, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Chief Financial Officer
(310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)
	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$391,469	$53,974
Investment securities, available-for-sale (at fair value)	323,048	316,788
Mortgage-backed securities, available-for-sale (at fair value)	40,504	46,435
Loans receivable, net of allowances for loan losses of $326,919 and $128,058	6,254,686	6,518,214
Accrued interest and dividends receivable	30,061	45,492
Real estate owned, net (REO)	117,664	21,090
Office properties and equipment, net	24,102	17,785
Investment in Federal Home Loan Bank (FHLB) stock, at cost	115,150	104,387
Other assets	155,519	98,816
	$7,452,203	$7,222,981

LIABILITIES
Deposits	$4,908,449	$4,156,692
FHLB advances	2,085,000	2,084,000
Securities sold under agreements to repurchase	—	120,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	52,239	57,790
	7,195,688	6,568,482

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares;
issued 24,002,093 and 23,970,227 shares; outstanding 13,684,553 and 13,640,997 shares	240	240
Additional paid-in capital	57,881	55,232
Retained earnings	463,759	865,411
Unreleased shares to employee stock ownership plan	—	(339)
Treasury stock, at cost, 10,317,540 and 10,329,230 shares	(266,040)	(266,040)
Accumulated other comprehensive loss, net of taxes	675	(5)
	256,515	654,499
	$7,452,203	$7,222,981

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Interest and dividend income:
Interest on loans	$89,521	$125,804	$387,328	$571,727
Interest on mortgage-backed securities	377	616	1,920	2,642
Interest and dividends on investments	5,829	5,727	23,583	23,344
Total interest income	95,727	132,147	412,831	597,713
Interest expense:
Interest on deposits	37,153	46,586	142,891	212,310
Interest on borrowings	19,013	28,541	90,554	121,294
Total interest expense	56,166	75,127	233,445	333,604

Net interest income	39,561	57,020	179,386	264,109
Provision for loan losses	220,000	21,000	570,800	32,400
Net interest (loss) income after provision for loan losses	(180,439)	36,020	(391,414)	231,709

Other income:
Loan servicing and other fees	294	433	3,701	2,797
Banking service fees	1,998	1,767	7,304	6,802
Gain on sale of loans	—	(54)	20	4,692
Net gain (loss) on real estate owned	951	(1,379)	8,308	(3,193)
Other operating income	1,787	597	6,885	1,966
Total other income	5,030	1,364	26,218	13,064

Non-interest expense:
Salaries and employee benefits	9,547	12,060	45,003	49,179
Occupancy	3,843	4,275	14,775	13,370
Advertising	358	407	977	1,043
Amortization of core deposit intangible	84	127	464	879
Federal deposit insurance	1,196	550	4,166	2,845
Data processing	558	565	2,225	2,303
OTS assessment	439	499	1,786	2,153
Legal	803	649	2,608	566
Real estate owned operations	5,676	795	14,217	1,526
Other operating expense	5,707	2,628	12,349	9,592
Total non-interest expense	28,211	22,555	98,570	83,456

(Loss) income before income taxes	(203,620)	14,829	(463,766)	161,317
Income taxes (benefit) expenses	41,153	6,411	(62,114)	68,443
Net (loss) income	$(244,773)	$8,418	$(401,652)	$92,874

Net (loss) income	$(244,773)	$8,418	$(401,652)	$92,874
Other comprehensive income, net of taxes	1,356	1,715	680	1,765
Comprehensive (loss) income	$(243,417)	$10,133	$(400,972)	$94,639

(Loss) earnings per share:
Basic	$(17.91)	$0.62	$(29.39)	$6.07
Diluted	$(17.91)	$0.61	$(29.39)	$6.00

Weighted average shares outstanding:
Basic	13,670,163	13,672,034	13,666,032	15,308,048
Diluted	13,670,163	13,734,609	13,666,032	15,489,439

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS
(Unaudited)

	Quarter ended December 31,
	2008	2007
	(Dollars in thousands, except per share data)
End of period:
Total assets	$7,452,203	$7,222,981
Cash and securities	$714,517	$370,762
Mortgage-backed securities	$40,504	$46,435
Loans, net	$6,254,686	$6,518,214
Core deposit intangible asset	$—	$464
Deposits-retail and commercial	$3,257,493	$3,330,706
Deposits-wholesale	$1,650,956	$825,986
Borrowings	$2,235,000	$2,354,000
Stockholders' equity	$256,515	$654,499
Book value per share	$18.74	$47.98
Tangible book value per share	$18.74	$47.95
Stock price (period-end)	$1.75	$35.82
Total loan servicing portfolio	$6,977,929	$6,772,193
Loans serviced for others	$53,789	$62,044
% of adjustable mortgages	71.23%	90.17%

Other data:
Employees (full-time equivalent)	603	615
Branches	39	33

Asset quality:
Real estate owned (foreclosed)	$117,664	$21,090
Non-accrual loans	403,818	180,413
Non-performing assets	$521,482	$201,503

Non-performing assets to total assets	7.00%	2.79%

Single family loans delinquent less than 90 days	$208,183	$236,659

General valuation allowance (GVA)	$280,184	$127,503
Allowance for impaired loans	46,735	555
Allowance for loan losses	$326,919	$128,058
Allowance for loan losses as a percentage of gross loans receivable	4.97%	1.93%

Loans sold with recourse	$36,589	$42,222
Modified loans (not impaired)	$18,685	$0
Impaired loans, net	$725,791	$23,536

Capital ratios:
Tangible capital ratio	5.35%	10.97%
Core capital ratio	5.35	10.97
Risk-based capital ratio	11.26	21.42
Net worth to assets ratio	3.44	9.06

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS (continued)
(Unaudited)
(Dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands)
Selected ratios:
Expense ratios:
Efficiency ratio	63.27%	38.63%	47.94%	30.11%
Expense to average assets ratio	1.52	1.24	1.36	1.04
Return on average assets	(13.22)	0.46	(5.53)	1.16
Return on average equity	(259.12)	5.19	(78.82)	13.43

Yields earned and rates paid:
Average yield on loans	5.60%	7.61%	6.06%	7.89%
Average yield on investment portfolio	3.27	5.21	4.45	5.42
Average yield on all interest-earning assets	5.35	7.45	5.93	7.74
Average rate paid on deposits	3.21	4.28	3.39	4.38
Average rate paid on borrowings	3.12	5.18	3.70	5.32
Average rate paid on interest-bearing liabilities	3.18	4.58	3.50	4.68
Interest rate spread	2.17	2.87	2.43	3.06
Effective net spread	2.21	3.21	2.58	3.42

Average balances:
Average loans	$6,397,480	$6,609,074	$6,392,096	$7,246,523
Average investments	758,019	487,105	573,064	479,668
Average interest-earning assets	7,155,499	7,096,179	6,965,160	7,726,191
Average deposits	4,628,503	4,351,711	4,220,735	4,845,552
Average borrowings	2,435,059	2,204,298	2,449,841	2,278,539
Average interest-bearing liabilities	7,063,562	6,556,009	6,670,576	7,124,091
Excess of interest-earning assets over
interest-bearing liabilities	$91,937	$540,170	$294,584	$602,100

Loan originations and purchases	$272,517	$370,944	$1,528,753	$1,073,774